EXHIBIT 26 (k)

                 Opinion and Consent of Kathleen A. McGah, Esq.

August 8, 2006

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549



RE:  PHLVIC Variable Universal Life Account

     PHL Variable Insurance Company

     Post Effective Amendment No. 9 to Registration Statement filed on Form N-6

     File Nos. 333-119916 and 811-09065



To the Commission Staff:

I hereby consent to the reference to my name under the caption "Legal Matters" in the Prospectus or Statement of Additional Information, as applicable, contained in the above identified Post-Effective Amendment to the Registration Statement and filed by the Registrant with the Securities and Exchange Commission under the Securities Act of 1933.

As Counsel to the depositor, I am familiar with the product, which is the subject of this Registration Statement.

In connection with this opinion, I have reviewed the contracts, the Registration Statement, the charter and by-laws of the company, relevant proceedings of the Board of Directors, and the provisions of Connecticut insurance law relevant to the issuance of the contracts.

Based upon this review, I am of the opinion that the contracts, when issued, will be validly issued, and will constitute a legal and binding obligation of the insurance company stated above.

Very truly yours,



/s/ Kathleen A. McGah
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Kathleen A. McGah, Vice President and Counsel
Phoenix Life Insurance Company